Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Amendment No. 2 to Registration Statement No. 333-105088 of I-many, Inc. (the “Company”) on Form S-3 of our report dated February 13, 2003 (except for Note 8, as to which the date is September 9, 2003), relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the application of procedures relating to certain disclosures and reclassifications of financial statement amounts that related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications), appearing in the Current Report on Form 8-K of the Company which was filed by the Company with the Securities and Exchange Commission on September 9, 2003.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 12, 2003